BAR HARBOR BANKSHARES
82 Main Street
Bar Harbor, ME 04609

March 29, 2004

Dear Stockholder:

The 2004 Annual Meeting of Bar Harbor Bankshares will be held at 11:00 a.m. EDT on Tuesday, May 18, 2004 in the Atlantic Oakes Conference Center, located next to the Bay Ferries Terminal on Route 3 in Bar Harbor, Maine. Our Directors and Officers join me in inviting you to attend this meeting and the reception following.

Enclosed are the Clerk’s official Notice of Annual Meeting, a Proxy Statement, and the Form of Proxy. Please sign the Form of Proxy and return it in the envelope provided so that your shares will be voted at the Annual Meeting if you are unable to attend. Please also complete the reception postcard and mail it separately from the Form of Proxy if you will be attending the reception.

We look forward to seeing you on May 18th. Please join us for the reception even if you are unable to attend the business meeting.

Very truly yours,

/s/Joseph M. Murphy

Joseph M. Murphy
President and
Chief Executive Officer

Enclosures

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY

Each stockholder is urged to fill in, date and sign the enclosed form of proxy and mail it in the envelope provided.

If you attend the meeting, you may, if you wish, revoke your proxy and vote your shares in person.

BAR HARBOR BANKSHARES

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 18, 2004

Notice is hereby given that the Annual Meeting of the Stockholders of Bar Harbor Bankshares will be held at the Atlantic Oakes Conference Center on Route 3 in Bar Harbor, Maine on Tuesday, May 18, 2004 at 11:00 a.m. EDT to consider and act upon the following proposals.

        To elect four (4) persons to serve as Directors for a term of three years.
        To set the number of Directors for the ensuing year at 13.
        To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

Stockholders of record as of the close of business on March 19, 2004 will be entitled to notice of and to vote at the meeting.

By Order of the Board of Directors

Marsha C. Sawyer, Clerk

BAR HARBOR BANKSHARES
82 Main Street
Bar Harbor, ME 04609

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD TUESDAY, MAY 18, 2004

PROXY STATEMENT

This Proxy Statement is furnished to the stockholders of Bar Harbor Bankshares ("the Company") in connection with the solicitation of proxies on behalf of the Board of Directors for use at the Annual Meeting of Stockholders ("the Meeting"). The Meeting will be held on Tuesday, May 18, 2004 at 11:00 a.m. EDT at the Atlantic Oakes Conference Center on Route 3 in Bar Harbor, Maine. The official Notice of the Annual Meeting of Stockholders accompanies this Statement. A Form of Proxy for use at the meeting and a return envelope for the proxy are enclosed. A stockholder who executes the proxy may, prior to its use, revoke it by written instrument, by a subsequently executed proxy or, if attending the Meeting, by notifying the Clerk or by giving notice at the Meeting. This Proxy Statement and the enclosed Form of Proxy will be mailed to the stockholders of the Company on or about April 2, 2004.

Proxies are being solicited by the Board of Directors of the Company, ("the Board"), principally through the mail. The Board of Directors and Management of the Company may also solicit proxies personally, or by telephone, e-mail, or facsimile transmission. The entire expense of solicitation, including costs of preparing, assembling, and mailing the proxy material will be borne by the Company. These expenses are not expected to exceed the amount normally expended for an annual meeting at which directors will be elected.

Unless contrary instructions are specified, if the enclosed proxy is executed and returned (and not revoked) prior to the Annual Meeting, the shares of common stock of the Company represented thereby will be voted: (1) FOR the election of the four persons nominated as Directors by the Board of Directors; (2) FOR setting the number of Directors at 13; and (3) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

As of March 19, 2004, the Company had outstanding 3,105,905 shares of its common stock ("the Common Stock"), par value $2 per share, each of which is entitled to one vote upon each matter presented at the Meeting. Only stockholders of record at the close of business on March 19, 2004 are entitled to vote at the Meeting. The presence at the Meeting, either in person or by proxy, of the holders of not less than a majority of the shares entitled to vote at any meeting will constitute a quorum. Assuming a quorum is present, action may be taken on any matter considered by the holders of a majority of the shares present and voting. Abstentions and shares otherwise not voting will not be deemed present and voting. Stockholders who are present will have an opportunity to vote on each matter brought before the Meeting.

As of March 19, 2004, to the knowledge of the Company, no person or entity was the beneficial owner of 5% or more of the Company’s common stock.

The following table sets forth information with respect to the beneficial ownership of the Common Stock as of March 19, 2004, by: (i) each current director of the Company and each nominee for director on the Company’s Board of Directors, (ii) the Company’s named executive officers (as defined on page 14 of this Proxy under the heading "Compensation of Directors and Executive Officers"), and (iii) and all executive officers and directors as a group.

Name of Beneficial Owner Directors, Nominees, and Executive Officers	Title of Class	Amount of Beneficial Ownership[1]		Percent of Class

Robert C. Carter	Common	1,400		*

Thomas A. Colwell	Common	4,935		*

Peter Dodge	Common	4,260		*

Martha T. Dudman	Common	518		*

Dwight L. Eaton	Common	9,171	2	*

Ruth S. Foster	Common	2,850		*

Cooper F. Friend	Common	4,287		*

John P. McCurdy	Common	6,000		*

Joseph M. Murphy	Common	38,762	2	1.25

Robert M. Phillips	Common	1,500		*

Dean S. Read	Common	21,388	2	*

John P. Reeves	Common	14,479	2	*

Constance C. Shea	Common	600		*

Gerald Shencavitz	Common	6,624	2	*

Kenneth E. Smith	Common	200		*

Scott G. Toothaker	Common	0	3	*

David B. Woodside	Common	500		*

Total Ownership of all nominees, continuing Directors, and executive officers of the Company as a group (17 persons)		148,834	3	4.79%

1The number of shares beneficially owned by the persons set forth above is determined under rules under Section 13 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, an individual is considered to beneficially own any shares of Common Stock if he or she directly or indirectly has or shares, (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or direct the disposition of the shares. Unless otherwise indicated, an individual has sole or joint voting power and sole investment power with respect to the indicated shares. All individual holdings amounting to less than 1% of issued and outstanding Common Stock are marked with an (*).

2Includes shares over which present and former executives have voting power under our 401(k) Plan and options to purchase shares of common stock granted pursuant to our stock option plan which are exercisable within 60 days of March 19, 2004, as follows.

                                                          401K Plan Exercisable Options

Dean S. Read                                                         1,088             19,300
Dwight L. Eaton                                                 8,771                   -0-
Joseph M. Murphy                                                 8,762             30,000
John P. Reeves                                                 1,979                   -0-
Gerald Shencavitz                                                    934              5,290

3Total Indirect Beneficial ownership includes, 31,360 shares (1.01%) of the Common Stock held by two trusts which, for purposes of voting, are allocated equally among the directors present at the Annual Stockholder’s meeting under the terms of the respective trust instruments. No director has any other beneficial interest in these shares. Ownership figures for directors and nominees do not include 500 directors’ qualifying shares owned by each person named. The information provided is based on the records of the Company and on information furnished by the persons listed.

The Company is not aware of any arrangement, which could, at a subsequent date; result in a change in control of the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors, and persons who own more than 10% of a registered class of the Company’s equity securities (collectively "Section 16 Persons") to file initial reports of ownership and reports of changes of ownership with the U.S. Securities and Exchange Commission (the "Commission"). Section 16 Persons are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on review of such reports provided to the Company and written representations that no other reports were required during the reporting period ended March 19, 2004, all Section 16(a) filing requirements applicable to Section 16 Persons were properly met, except as follows:

(a) On April 2, 2003, Ms. Constance Shea’s spouse, Robert Shea, purchased 100 shares for which timely reporting did not occur. In February 2004, a Form 5 was filed reflecting his correct ownership.

(b) On May 15, 2003, Mr. Michael Bonsey, a Senior Vice President of Bar Harbor Banking and Trust Company exercised 1,490 in vested Stock Options. A Form 4 was not filed timely reflecting this transaction until October 3, 2003.

MANAGEMENT OF THE COMPANY

Directors and Nominees:

The Board of Directors recommends the number of Company directors for the coming year be set at thirteen (13). The Bylaws of the Company provide for no fewer than 9 or more than 27 directors, with directors serving staggered terms of three years.

Nominees for election to the Company Board of Director’s are described below. Each nominee has consented to serve. All nominees, with the exception of Kenneth E. Smith, currently serve on the Board of the Company.

The Board has determined that the director-nominees and a majority of the continuing directors are "independent directors" as required in accordance with applicable laws, regulations, and AMEX listing requirements. Exceptions are Director Murphy who serves as President and Chief Executive Officer of the Company and Director Eaton who retired as President and Chief Executive Officer of BTI Financial Group in February 2000. Directors Murphy and Eaton do not serve as voting members of the Audit, Compensation and Human Resources, or Governance Committees.

Ms. Ruth S. Foster is retiring in May 2004 from the Company and Bank Boards pursuant to age limitations under relevant Company and Bank by-laws provisions. Mr. John P. Reeves, who would also be required to retire in May 2005 due to age limitations under the Company and Bank by-law provisions, has decided not to stand for re-election when his present three-year term expires in May 2004 rather than be nominated for a partial, one-year term. His decision was not a result of any disagreements with the Company or Board of Directors. The guidance and long dedication to the Company and stockholders by these two individuals will be missed.

The following table sets forth for each nominee and each director continuing in office, their name, age (as of March 19, 2004), the year first elected or appointed as a director of the Company, the year of expiration of the current term as a director of the Company and the offices and positions each person holds with the Company and its subsidiaries (i.e. Bar Harbor Banking and Trust Company, BTI Financial Group, Bar Harbor Trust Services, Block Capital Management, and Dirigo Investments, Inc.):

CONTINUING DIRECTORS Name	Age	Year First Elected Director	Current Term to Expire	Position with the Company	Positions with Subsidiaries

Thomas A. Colwell	59	1991	2005	Director	Director, Bar Harbor Banking and Trust Company since 1991.

Martha T. Dudman	52	2003	2005	Director	Director, Bar Harbor Banking and Trust Company and BTI Financial Group since 2003. Director of Bar Harbor Trust Services since 2003

Dwight L. Eaton	68	1988	2005	Director

Director, Bar Harbor Banking and Trust Company since 1988.

Chairperson and Director of BTI Financial Group since 2000.

Director of Bar Harbor Trust Services since 2000.

President and Chief Executive Officer of BTI Financial Group January and February 2000

Formerly Senior Vice President and Trust Officer of Bar Harbor Banking and Trust Company

Cooper F. Friend	50	2002	2005	Director	Director, Bar Harbor Banking and Trust Company since 1997. Director of BTI Financial Group since 2002. Director of Bar Harbor Trust Services since 2002

David B. Woodside	52	2003	2005	Director	Director, Bar Harbor Banking and Trust Company since 2003.

Robert C. Carter	61	2003	2006	Director	Director, Bar Harbor Banking and Trust Company since 1996.

Peter Dodge	60	2003	2006	Director	Director, Bar Harbor Banking and Trust Company since 1987.

John P. McCurdy	73	2003	2006	Director	Director, Bar Harbor Banking and Trust Company since 1979.

Scott G. Toothaker	41	2003	2006	Director	Director, Bar Harbor Banking and Trust Company since 2003.

NOMINEES for Terms to Expire in 2007 Name	Age	Year First Elected Director	Current Term to Expire	Position with the Company	Positions with Subsidiaries
Joseph M. Murphy	61	2002	Nominee	Director President and Chief Executive Officer of Bar Harbor Bankshares.

Chief Executive Officer of Bar Harbor Banking and Trust Company since 2003.

Chief Executive Officer and Director of BTI Financial Group since 2002.

Chairperson and Director, Bar Harbor Banking and Trust Company since 2002.

Director of Bar Harbor Trust Services since 2002.

Robert M. Phillips	62	2003	Nominee	Director	Director, Bar Harbor Banking and Trust Company since 1993. Director, BTI Financial Group since 2000. Director of Bar Harbor Trust Services since 2000.

Constance C. Shea	59	2003	Nominee	Director	Director, Bar Harbor Banking and Trust Company since 2001.

Kenneth E. Smith	50		Nominee	Director

Executive Officers:

Each executive, policy making officer of the Company and its subsidiaries is identified in the following table, which also sets for the respective office with the Company and its Subsidiaries, age (as of March 19, 2004), and period served in that office for each person listed.

Name	Age	Year First Elected as Officer	Positions with the Company	Positions with Subsidiaries

Joseph M. Murphy	61	2002	President and Chief Executive Officer.

Chief Executive Officer and Chairperson of

the Board of Bar Harbor Banking and Trust Company since 2003.

Chief Executive Officer of BTI Financial Group since 2002.

Director of Bar Harbor Trust Services

since 2002.

Dean S. Read	56	2000	President and Chief Executive Officer of the Company from April 2000 through February 2002

President of Bar Harbor Banking and Trust

Company since April 2000.

Chief Executive Officer and President from April 2000 through May 2003

Formerly Executive Vice President of Bar Harbor Banking and Trust Company.

Name	Age	Year First Elected as Officer	Positions with the Company	Positions with Subsidiaries

Gerald Shencavitz	50	2001	Chief Financial Officer and Treasurer of the Company since June 2001.

Chief Financial Officer, Senior Vice President, and Chief Operating Officer of Bar Harbor Banking and Trust Company since June 2001.

Treasurer of BTI Financial Group since June 2001.

Formerly Senior Vice President of Bar Harbor Banking and Trust Company.

 The Bylaws of the Company provide that the executive officers be elected annually by the Board of Directors and that the President, Chairperson of the Board, Treasurer and Clerk shall serve at the pleasure of the Board and until their successors have been chosen and qualified. All other officers serve at the pleasure of the Chief Executive Officer.

The principal occupation and business experience for at least the last five (5) years for each director, nominee, and executive officer is set forth below. None of the organizations discussed below, except for Bar Harbor Banking and Trust Company, BTI Financial Group, Bar Harbor Trust Services, Block Capital Management, and Dirigo Investments, Inc., is affiliated with the Company.

Continuing Directors:

Thomas A. Colwell. Mr. Colwell of Deer Isle is President of Colwell Bros., Inc., (lobster pounding) located in Stonington, Maine.

Martha T. Dudman. Ms. Dudman of Northeast Harbor, Maine, is President of Dudman Communications Corporation, an author and professional Fund Raiser.

Dwight L. Eaton. Mr. Eaton retired in February 2000 as President and Chief Executive Officer of BTI Financial Group. Prior to 2000, Mr. Eaton served as Senior Vice President and Trust Officer of Bar Harbor Banking and Trust Company.

Cooper F. Friend. Mr. Friend is President of Friend & Friend, Inc., a recreational motor sports dealership. He is a partner of U-Store-It and Friend and Friend Realty, Ellsworth, Maine.

David B. Woodside. Mr. Woodside is President of Acadia Corporation, a corporation operating a restaurant and gift shops located in Acadia National Park and Bar Harbor, Maine.

Robert C. Carter. Mr. Carter is owner of the Machias Motor Inn, Machias, Maine.

Peter Dodge. Mr. Dodge is President and Insurance Agent with Merle B. Grindle Agency, an insurance and real estate agency located in Blue Hill, Maine.

John P. McCurdy. Mr. McCurdy is retired. He formerly owned and operated McCurdy Fish Company, Lubec, Maine.

Scott G. Toothaker. Mr. Toothaker is Principal and Vice President of Melanson Heath & Co., PC, a CPA firm with an office located in Ellsworth, Maine.

Nominees:

Joseph M. Murphy. Mr. Murphy is President and Chief Executive Officer of Bar Harbor Bankshares and Chief Executive Officer of Bar Harbor Banking and Trust Company and BTI Financial Group. Prior to February 2002, Mr. Murphy was Executive Vice President, Retail Banking Group for WSFS Financial Corporation from 1996 through 2000 where he was responsible for their retail branching system, small business and consumer lending, marketing and product development, card programs, investment and insurance products, and community relations.

Robert M. Phillips. Mr. Phillips is a consultant for Oxford Foods, a food processor located in Cherryfield, Maine.

Constance C. Shea. Ms. Shea is a Real Estate Broker and one-third owner of Lynam Real Estate Agency, Bar Harbor, Maine and one-third owner of L. S. Robinson Company, an insurance and real estate company located in Southwest Harbor, Maine.

Kenneth E. Smith. Mr. Smith is owner and Innkeeper of Manor House Inn and former owner of Wonder View Inn, both hospitality facilities located in Bar Harbor, Maine. Mr. Smith also serves as Chairperson of the Bar Harbor Town Council.

Executive Officers:

Joseph M. Murphy. See Mr. Murphy’s background set forth in the Nominee section immediately above.

Dean S. Read. Mr. Read has served as President of Bar Harbor Banking and Trust Company since April 2000. He served as President and Chief Executive Officer of Bar Harbor Bankshares from April 2000 to February 2002 and Chief Executive Officer of Bar Harbor Banking and Trust Company from April 2000 until May 2003. He held the position of Executive Vice President of Bar Harbor Banking and Trust Company from January 2000 until April 2000. Formerly he was Senior Relationship Manager, Corporate Banking for Key Bank, N.A.

Gerald Shencavitz. Mr. Shencavitz has served as Chief Financial Officer and Treasurer of the Company since June 2001 and Chief Financial Officer, Senior Vice President and Chief Operating Officer of Bar Harbor Banking and Trust Company since 2001. He formerly was a Senior Vice President at Bar Harbor Banking and Trust Company.

BOARD OF DIRECTORS AND ITS COMMITTEES

Board of Directors:

During 2003, a fourteen (14) member board, a majority of which meets the independence standards established by the American Stock Exchange, managed the Company. The Board of Directors of the Company held a total of twelve (12) regular meetings, one (1) annual meeting, and three special meetings during 2003. The Bylaws of the Company provide for a minimum of quarterly meetings. Each Director attended at least 75% of the total number of board and committee meetings that he or she was eligible to attend.

The Board encourages, but does not require, each Director to attend its Annual Meeting of Stockholders. All of the Board’s members attended the 2003 Annual Meeting.

Committees:

Executive Committee

The Bylaws of the Company provide that after each Annual Meeting of Directors, the Board shall designate from among its members an Executive Committee with the authority to exercise all the powers of the Board of Directors in regard to ordinary operations of the business of the Company when the Board is not in session, subject to any specific vote of the Board. The Executive Committee for 2003 included Directors Reeves, Colwell, Dodge, Murphy, Eaton and Foster. The Executive Committee did not meet in 2003.

The Bylaws provide that the Board may elect or appoint such other committees, as it may deem necessary or convenient to the operations of the Company. The Board has appointed a standing Audit Committee, a standing Governance Committee, and a standing Compensation and Human Resources Committee.

Audit Committee

The members of the Audit Committee included Directors Colwell, Foster, Friend, Reeves, Toothaker, and Woodside. Mr. Colwell serves as Chairperson of the Committee.

The Audit Committee met six (6) times during 2003. See Appendix A for Report of Audit Committee and a copy of the Audit Committee Charter restated as of March 26, 2004.

The Company’s Board has determined that the Audit Committee is composed of independent directors, in accordance with applicable laws, regulations, promulgated by the U.S. Securities and Exchange Commission, and AMEX listing requirements. The Audit Committee operates under a written charter, which has been adopted by the Audit Committee and the Company Board. Audit Committee members do not accept any consulting, advisory, or other compensatory fees (except director fees) and are not affiliated with the Company (except as a director) or any of its subsidiaries.

The Audit Committee has the sole authority to appoint and replace the independent auditor, subject to appropriate stockholder ratification. The Audit Committee is responsible for the compensation and oversight of the independent auditor. The independent auditor reports directly to the Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to (i) the financial information to be provided to stockholders and the Securities and Exchange Commission; (ii) the review of quarterly financial statements; (iii) the system of financial controls management has established; and

(iv) the internal audit, external audit and loan review processes.

Governance Committee (formerly the Nominating Committee)

The Governance Committee (formerly the Nominating Committee) for 2003 was comprised of Directors Foster, Murphy, Phillips, and Reeves. Directors Murphy and Reeves resigned their positions in January 2003. Directors Dodge and Shea were voted to replace them. The Governance Committee met six (6) times during 2003. Ms. Foster served as Chairperson of the Committee. The Company Board of Directors has determined that each member of the Governance Committee is independent for purposes of AMEX listing standards.

The Governance Committee is responsible for screening candidates, recommending nominees to the full Board of Directors (including the slate of returning directors) to be elected each year, making recommendations concerning the size and composition of the Board of Directors, recommending Committee structure and membership, and sponsoring new director orientation and education. The Governance Committee does not have a written charter but is in the process of developing a formal document. A copy will be available on the Company’s general website www.bhbt.com, as soon as it has been finalized and approved.

In the absence of a formal written charter, the Governance Committee expects to identify nominees to serve as directors of the Company primarily by accepting and considering the suggestions and nominee recommendations made by directors, management, and stockholders. To date, the Governance Committee has not engaged any third parties to assist it in identifying candidates for the Board of Directors. The Governance Committee considers among other things the background, business and professional experience (including any requisite financial expertise or other special qualifications), age, current employment, community service, and other board service of its directors and nominees, as well as racial, ethnic, and gender diversity of the Board as a whole. The Governance Committee generally considers a candidate’s qualifications in light of these broad criteria as well as an assessment as to whether the candidate can make decisions on behalf of or while representing the Company in a manner consistent with our stated business goals and objectives. The Governance Committee will also consider the candidate’s "independent" status in accordance with applicable regulations and listing standards.

The Company bylaws provide that the Company will consider nominees for election to the Board of Directors recommended by stockholders if made in the same manner provided for under the bylaws with regard to stockholder proposals generally. These procedures require in part that the stockholder submit the proposed nomination in writing to Marsha C. Sawyer, Clerk, Bar Harbor Bankshares, 82 Main Street, Bar Harbor, Maine 04609, no less than 120 days in advance of the date of the next Annual Meeting. Any such request shall set forth the reasons for considering such nominee, the name and address of the stockholder proposing the nominee, the number of shares of the Company’s capital stock beneficially owned by such stockholder and any material interest of the stockholder in the matter proposed to be brought before the Annual Meeting. If the Governance Committee determines that any stockholder proposal (including a nomination for election of a director) was not made in a timely fashion or that information provided in the notice does not fulfill the information requirements set forth above in any material respects, such proposal shall not be presented for action at the Annual Meeting for which it is proposed.

The four nominees for Directors identified above being proposed for election at the Annual Meeting to serve a three-year term of office are existing directors, with the exception of Mr. Smith. Mr. Smith, who has not previously served on the Board of the Company or any of its subsidiaries, was jointly nominated by Directors Shea, Reeves, and Woodside and recommended by the Governance Committee to stand for election to the Company Board.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee reviews and considers recommendations from management concerning our executive compensation policies, employee benefit plans, and salary administration programs, including reviewing annually the total compensation and recommended adjustments for all executive officers and the executive officers of the Company’s subsidiaries. The deliberations of the Compensation and Human Resources Committee are reported to the Board of Directors for review and approval.

The Compensation and Human Resources Committee is comprised of Company Directors Dodge, Dudman, Phillips, Shea, and Woodside. Mr. Dodge serves as Chairperson of the Committee. The Company’s and the Bank’s Chief Executive Officer, Murphy and Bar Harbor Banking and Trust Company’s President, Read, serve on the Committee in a non-voting, ex-officio capacity, as does the Bank’s Human Resource Officer, Sawyer. Directors Eaton and Reeves previously had participated in this Committee, but resigned their participation in May of 2003. All voting members of the Compensation Committee are independent for purposes of AMEX listing standards. The Compensation and Human Resources Committee met six times during 2003.

Family Relationships and Other Arrangements

There are no family relationships among any director, executive officer, or person nominated by the Company to become a director or executive officer. There are also no arrangements or understandings between any nominee, director, executive officer, or associate of any of the foregoing and any other person pursuant to which the nominee was or is to be elected as a director or an executive officer. No person or entity listed above as the employer of an officer or director, other than the Bar Harbor Banking and Trust Company and BTI Financial Group, is an affiliate of the Company.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth all annual compensation received during each of the Company’s last three fiscal years by Joseph M. Murphy, Dean S. Read, and Gerald Shencavitz who are the policy making, executive officers for whom compensation exceeded $100,000 for the year ending December 31, 2003. The Company or the subsidiary by which he was employed paid compensation for each named officer.

Name and Principal Positions	Year	Salary 1 ($)	Bonus2 ($)	Other Annual Compensation3 ($)	Restricted Stock Award ($)	Securities Underlying Options/SARs (#)	LTIP Payouts	All Other Compensation ($)

Joseph M. Murphy, President	2003	221,158	26,400	1,796	N/A	0	N/A	0
and CEO of Bar Harbor Bankshares and CEO of Bar Harbor Banking and Trust	2002 2001	191,388 N/A	7,140 N/A	48,872 N/A	N/A N/A	90,000 N/A	N/A N/A	0 N/A
and BTI Financial Group

Dean S. Read	2003	185,901	21,886	2,322	N/A	0	N/A	0
President, Bar Harbor	2002	182,588	7,400	2,412	N/A	0	N/A	0
Banking and Trust Company	2001	183,672	500	2,741	N/A	45,000	N/A	0

Gerald Shencavitz	2003	123,704	14,666	1,242	N/A	5,000	N/A	0
CFO and Treasurer,	2002	119,525	4,495		N/A	5,000	N/A	0
Bar Harbor Bankshares	2001	101,130	500	873	N/A	15,000	N/A	0
CFO, SVP, and COO of Bar Harbor Banking and Trust Company

1 Included in base salary amounts disclosed above for each named executive officer, are monies deferred pursuant to the Company’s 401(k) Plan, which allows employees of the Company and its wholly owned subsidiaries to defer up to 50% of their compensation, subject to applicable limitations in section 401(k) of the Internal Revenue Code of 1986, as amended, and amounts deferred pursuant to the Company’s non-qualified deferred compensation plans described in this Proxy. Also included in base salary for 2002 are one-time payments to Messrs. Murphy and Shencavitz in the amounts of $15,255.53 and $7,827.77, respectively.

Name	Year	401(k) Deferrals	Non-Qualified Deferred Compensation

Joseph M. Murphy	2003	14,000	0
	2002	12,000	0
	2001	N/A	N/A

Dean S. Read	2003	14,000	0
	2002	12,000	0
	2001	10,500	19,425

Gerald Shencavitz	2003	14,000	0
	2002	11,000	0
	2001	10,442	0

2 Named Executives received $500 as a bonus for the fiscal year 2001 and a payment of 4% of base salary for the fiscal year 2002. Named Executives participated in a two –tiered plan for the fiscal year 2003. They received 6% of base salary for surpassing a Net Income threshold and up to an additional 6% of base salary for achieving individually assigned goals in the areas of loan, deposit, and income growth as well as successful implementation of strategic plan initiatives

3Additional items included in the Other Annual Compensation column include social club dues, relocation expenses, and imputed life insurance amounts on group term insurance in excess of the allowable $50,000, non-taxable IRS limit.

Name	Year	Imputed Insurance	Relocation Costs	Social Club Dues

Joseph M. Murphy	2003	1,346	0	450
	2002	2,367	45,970	715
	2001	N/A	N/A	N/A

Dean S. Read	2003	2,322	0	0
	2002	2,412	0	0
	2001	1,329	1,412	0

Gerald Shencavitz	2003	1,242	0	0
	2002	841	0	0
	2001	873	0	0

EQUITY COMPENSATION PLAN

The following table provides information relating to option grants pursuant to the Company’s Incentive Stock Option Plan during 2003 to our named executive officers.

Options Granted During the Year Ended December 31, 2003

Individual Grants
Name	Number of Securities Underlying Options/SARs Granted (#)	Percentage of total Options/SARs Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date	Grant Date Present Value ($)

Gerald Shencavitz 1	5,000	11.2360%	$22.70	09/16/2013	$7,839.10

1 Gerald Shencavitz, 5,000 shares will vest over a five-year period in equal increments, at a base price of $22.70.

The Black-Scholes option-pricing model was used to determine the value of the options at the date of grant. A risk free interest rate of 2.38%, a dividend yield of 3.30% and an expected life of 3.5 years were assumed in the model. The expected volatility at the grant date was 11.0% for Mr. Shencavitz.

Compensation Committee Interlocks and Insider Participation

The Compensation and Human Resources Committee is comprised of Company Directors Dodge, Dudman, Phillips, Shea, and Woodside. Mr. Dodge serves as Chairperson of the Committee. The Company’s and the Bank’s Chief Executive Officer, Murphy and Bar Harbor Banking and Trust Company’s President, Read, serve on the committee in a non-voting, ex-officio capacity, as does the Bank’s Human Resource Officer, Marsha C. Sawyer. Directors Eaton and Reeves previously had participated in this Committee, but resigned their participation in May of 2003. Certain members of the Committee and their affiliates and families are borrowers from the Company’s banking subsidiary. All loans and credit commitments to such persons were made in the ordinary course of business and were on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions with unaffiliated persons, and did not involve more than the normal amount of risk of collectability or present other unfavorable features to the Company’s subsidiaries.

Report of the Compensation and Human Resources Committee on Executive Compensation

The Compensation and Human Resources Committee administers and recommends to the Board of Directors of the Company its executive compensation programs. These programs are intended to provide a package of base salary, traditional benefits, options, retirement payments, and incentive opportunities to its executives to achieve both current and long-term return on the stockholder’s investment and align the executive’s interest to those of the Company and its Subsidiaries employees, customers, and stockholders. The Committee does not use a formal set of criteria in evaluating the compensation of executive officers. However, some of the factors generally considered by the Compensation and Human Resources Committee are detailed below.

Levels of compensation are, in part, guided by the Company’s need to attract and retain qualified executives who can make a major contribution to the success of the Company. The Committee regularly reviews compensation surveys comparing the Company’s subsidiaries with comparable institutions in the State of Maine and New England.

Compensation Program Components

The Company’s compensation program can be generally described as being comprised of two primary components: (a) base salary and benefits, and (b) executive incentive compensation programs. Base salary and benefits include items such as retirement plan benefits and insurance programs, and are intended to adequately compensate executive officers and employees for capable performance of their core duties and responsibilities associated with their positions. The named executives and six senior officers participated in a two-tiered executive incentive plan for 2003. The first tier provided for an incentive payment determined by meeting a certain earnings threshold. The second tier provided for an additional incentive payment based on individually assigned goals such as loan and deposit growth, quality measures, and implementation of strategic plan initiatives. Individual payments to these named executive officers and senior officers under this two-tiered program ranged from 9.75% to 12% of base salary. An accrual for payment of these incentives was booked in 2003, but actual payments were made to participating individuals in 2004

Performance Measures

The Committee considers certain performance measures in evaluating the compensation of the Company’s executive officers. In addition to using Maine and New England banking surveys other guiding factors the Company uses in establishing appropriate levels of executive officer compensation are the specific performance of each executive officer, the performance of the Company as a whole, the financial plan for the year, and such other general factors as the business climate.

Stock Option Plan

An additional component of compensation for Company employees in management positions, including named executives, is the award of options to purchase shares of Common Stock at fixed prices. The Company’s Stock Option Plan, which is scheduled to expire October 2010, is based on performance in that the options only have value if the market value of Common Stock increases.

Compensation of the Executive Officer

The Committee annually reviews the Chief Executive Officer’s existing compensation arrangement, the performance of the Company and its Subsidiaries, the Chief Executive Officer’s performance, and the compensation of chief executive officers in other similar companies of comparable size and performance characteristics.

The compensation of the Company’s Chief Executive Officer is generally divided into two basic parts: (a) salary and benefits, and (b) executive incentive compensation. The Company’s Employment Agreement with the Chief Executive Officer provides for a review of his base salary no less than annually and it may be adjusted at the Company’s sole discretion. His base salary for 2003 was increased 4.77% over 2002.

The second part of the compensation program for the Chief Executive Officer is based upon the incentive compensation programs described above, and applies to all named executive officers. The program resulted in 12.00% of additional compensation for the Chief Executive Officer based upon the achievement of strategic and financial objectives determined by the Committee and approved by the Board of Directors.

The Chief Executive Officer does not receive any director fees for his participation as a member of the Company’s Board of Directors or as a director of any of the Company’s subsidiaries.

The Committee believes the Chief Executive Officer’s compensation is competitive with compensation provided by other similar companies of comparable size and performance histories.

The foregoing report to stockholders regarding compensation has been submitted by the 2003 Compensation and Human Resources Committee

Peter Dodge, Chair
Martha T. Dudman
Robert M. Phillips
Constance C. Shea
David B. Woodside

Compensation of Directors

The Directors of the Company, the Bar Harbor Banking and Trust Company, and BTI Financial Group received a fee of $300 for each meeting of the Bankshares and subsidiary boards attended and $250 for each committee meeting attended in 2003. The fee paid for the attendance at the 2003 Annual Meeting was $500 per member of the Board of Directors. The Chairperson of the Company Board received an annual retainer of $3,000 in addition to meeting fees. The Chairperson of the BTI Financial Group Board received an annual retainer of $1,500 in addition to meeting fees. Meetings of the Board of Directors of the Company are held monthly. Director Murphy, who also serves as an officer of the Company, does not receive directors’ fees.

The Board of Directors of the Company voted to increase director fees to $400.00 for attendance at Company and Subsidiary Board meetings, committee meetings, and the Annual Stockholder’s meeting beginning in January 2004.

Bernard K. Cough deferred his director fees until his retirement in May 2003. These fees were credited to an account established for that purpose. These deferred fees are being distributed to Mr. Cough, or his designated beneficiary, since his retirement as a director.

EMPLOYEE BENEFIT PLANS

401(k) Plan

The Company has a contributory 401(k) plan available to all employees including the named executive officers. Employees may contribute between 1% and 50% of their compensation (subject to applicable regulatory restrictions), to which the Company will match 50% of the first 3% deferred by an employee and 25% on the second 3% deferred. The Board of Directors voted to credit each eligible participant’s 401(k) account with 4% of salary for the years 2003, 2002 and 2001. Total Company contributions into the 401(k) Plan were $392,824, $321,085, and $244,345, for the years ended December 31, 2003, 2002, and 2001, respectively.

Supplemental Executive Retirement Agreements

The Company’s maintains a Supplemental Executive Retirement Plan effective January 1, 2003 providing Joseph M. Murphy, President and Chief Executive Officer of the Company; Gerald Shencavitz, the Company’s Chief Financial Officer; and Dean S. Read, President of Bar Harbor Banking and Trust Company with certain supplemental retirement benefits. This plan provides a stream of future payments in accordance with individually defined vesting schedules upon retirement, termination, or in the event that the executive leaves the Company following a change of control event.

Upon Normal Retirement Age defined as age 68 for Mr. Murphy and age 65 for Mr. Read and Mr. Shencavitz, monthly payments of $11,200, $10,458, and $8,583 will be paid under this plan to the named executives (or their beneficiary) for a period of 240 months. There are also provisions under the plan for reduced monthly payments in the event of an early retirement by any of these individuals. As of December 31, 2003, Messrs Murphy, Read, and Shencavitz have vested, monthly benefits of $1,597, $2,012, and $535, respectively.

Employment Contracts and Change of Control Agreements

Change of Control Agreements

The Company has also entered into Change of Control Agreements with Messrs. Murphy, Read, and Shencavitz. These Change of Control Agreements provide for severance of both salary and benefits for twenty-four months for Mr. Murphy and eighteen months for Messrs. Read and Shencavitz. These payments will be made in the event of both a change of control of the Company and subsequent termination (or constructive termination) of the executive within twelve months after a change of control, unless such termination was for cause. The Company also agreed to pay any excise tax imposed on the executive under Section 4999 of the Internal Revenue Code and provide for health insurance and other standard benefits for a period of 18 months. These agreements were entered into as part of a total compensation program to attract and retain qualified executives and not entered into in response to any effort known to the Board of Directors by any party or entity to acquire control of the Company.

Employment Contracts

Joseph M. Murphy, CEO

On November 7, 2003, the Company amended its written employment agreement with Joseph M. Murphy (CEO) originally dated January 3, 2003 (the Employment Agreement) in connection with his service as President and Chief Executive Officer Bar Harbor Bankshares to reflect changes in the Company’s Supplemental Retirement Programs and implementation of Change of Control Agreements. The Employment Agreement provides for the payment of an annual base salary to the Chief Executive Officer not less than $18,333.33 per month (an annualized rate of not less than $220,000.00 per annum). The Employment Agreement provides for a review of the Chief Executive Officer base salary not less than annually and may be adjusted at the Company’s sole discretion. The Chief Executive Officer is also eligible to participate in a performance compensation plan with goals and incentive payments to be approved by the Board annually. The Employment Agreement is for an initial term of two (2) years with provisions for automatic extensions of one (1) year each in the absence of notice from the Company of its intention not to extend the term of the Employment Agreement. The initial term of the Employment Agreement commenced on January 3, 2003 and continues through January 3, 2005, unless sooner terminated. The Employment Agreement contains restrictions on competition by the Chief Executive Officer with the Company during the term of the Employment Agreement and for a period of one (1) year following the cessation of the CEO’s employment with the Company regardless of reason. The Employment Agreement also provides, with limited exceptions, for a severance payment to the Chief Executive Officer in the event his employment is terminated within one (1) year following certain events defined to constitute a change in control of the Company. This severance payment resulting from a termination of employment following a change in control is equal to two (2) times the Chief Executive Officer ‘s base annual salary, incentive compensation payments earned, and any accrued but unused vacation time. Both the Compensation and Human Resources Committee and the Board of Directors have reviewed and approved the Employment Agreement.

Executive Officers of the Company are entitled to participate in certain group health, dental and term life insurance benefits. In accordance with Company policy, all such benefits are generally available to employees of the Company and its subsidiaries.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of the nominees for directors, other continuing directors, or named executive officers of the company or any of its subsidiaries engaged in 2003 in any transaction with the Company or any of its subsidiaries, in which the amount involved or exceeds $60,000 other than the financial transactions described below under the heading "Indebtedness of Management".

Indebtedness of Management

The Company’s wholly owned subsidiary, Bar Harbor Banking and Trust Company, has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers, principal stockholders, and their associates. All such transactions have been and will be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with others. No such transactions have involved more than normal risk of collectability or presented other unfavorable features, and no loans outstanding to directors, officers, principal stockholders, or their associates in an amount in excess of $60,000 are non-accruing or past due or are otherwise considered to be potential problem loans.

PERFORMANCE GRAPH

The following graph illustrates the estimated yearly percentage change in the Company’s cumulative total stockholder return on its common stock for each of the last five years. Total stockholder return is computed by taking the difference between the ending price of the common stock at the end of the previous year and the current year, plus any dividends paid divided by the ending price of the common stock at the end of the previous year. For purposes of comparison, the graph also illustrates comparable stockholder return of American Stock Exchange (AMEX) banks as a group as measured by the AMEX Market Index and the peer group index as defined by AMEX. The graph assumes a $100 investment on December 31, 1998 in the common stock of each of the Company, the AMEX peer group banks and the AMEX Market Index as a group and measures the amount by which the market value of each, assuming reinvestment of dividends, has increased as of December 31 of each calendar year since the base measurement point of December 31, 1998.

Market values for 1999, 2000, 2001, 2002 and 2003 are based on information obtained from the American Stock Exchange.

(GRAPH)

	1998	1999	2000	2001	2002	2003
Bar Harbor Banking & Trust	100	79.96	67.06	89.06	99.25	142.76
Peer Group Index	100	83.25	84.92	106.85	122.52	157.95
AMEX Market Index	100	124.67	123.14	117.47	112.78	153.50

SELECTION OF AUDITORS

On March 26, 2004, the Audit Committee of the Board of Directors Bar Harbor Bankshares (the "Company") dismissed Berry Dunn, McNeil & Parker ("BDMP") as its independent accountants, and approved the appointment of KPMG LLP as its independent public accountants for the Company’s fiscal year ending December 31, 2004, subject to KPMG LLP completing their client acceptance processes and procedures. The Company intends to file a Form 8-K upon completion of the acceptance process and procedures.

The reports of BDMP on the Company’s consolidated financial statements for the years ended December 31, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

During the Company’s fiscal years 2003 and 2002 and the interim period preceding the dismissal of BDMP on March 26, 2004, there have been no disagreements between the Company and BDMP on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement(s), if not resolved to the satisfaction of BDMP, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its prior reports.

During the two-year period ending December 31, 2003, and the interim period preceding the dismissal of BDMP, no reportable events occurred in connection with the relationship between BDMP and the Company.

We do not anticipate that representatives of BDMP or KPMG LLP will be present at the Annual Stockholders’ meeting or will be available to respond to questions or make a statement(s) at the meeting.

Audit Fees

The following summarizes BDMP’s audit fees for 2003 and 2002.

Service	2003	2002
Audit Fees	$ 74,815	$ 86,500
Audit Related Fees	35,544	77,393
Tax Fees	11,402	13,080
All Other Fees	38,468	13,795
Total	$160,229	$190,768

1. Audit Fees. The aggregate fees billed for professional services rendered by the principal accountant, Berry, Dunn, McNeil & Parker (BDMP), for the audit of the Company’s annual financial statements and review of financial statements included in the Company’s Forms 10-Q for the years ended December 31, 2003 and 2002 were $74,815 and $86,500, respectively.

                2. Audit Related Fees. The aggregate fees billed for assurance and related services rendered by BDMP related to the performance of the audit or review of the Company’s financial statements in the years ended December 31, 2003 and 2002 were $35,544 and $77,393, respectively. These services related to the Sarbanes-Oxley Act of 2002, implementation of internal control reporting under FDICIA, an employee benefit plan audit, the acquisition of the Rockland Branch of Androscoggin Savings Bank, and accounting consultations.

                3. Tax fees. The aggregate fees billed for professional services rendered by BDMP for tax compliance, tax advice and tax planning in the years ended December 31, 2003 and 2002 were $11,402 and $13,080, respectively. The nature of the services comprising the fees disclosed under this category is preparation of federal and state tax returns, review of estimated tax payments, and tax planning.

                4. All other fees: The aggregate fees billed for services provided by BDMP, other than the services reported in the paragraphs above, in the years ended December 31, 2003 and 2002 were $38,468 and $13,795 respectively. The nature of the services comprising the fees disclosed under this category is assistance with the strategic planning process, and arbitration proceedings

The Audit Committee’s pre-approval policies and procedures require the Audit Committee Chair to pre-approve all audit and non-audit services, and report such pre-approvals to the Audit Committee at its next regularly scheduled meeting.

No services were required to be approved pursuant to 17 CFR 210.2-01 ( c) (7) (i) ( C ).

OTHER MATTERS

Management knows of no other matters to be presented for action at the Meeting. If any other matters properly come before the Meeting, the shares represented by the proxies will be voted with respect thereto in accordance with the judgment of the person(s) voting the proxies.

FINANCIAL STATEMENTS

A copy of the Company’s Annual Report is being provided to each stockholder with this Proxy Statement.

THE COMPANY IS ALSO INCLUDING A COPY OF THE ANNUAL REPORT BY THE COMPANY TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, INCLUDING CONSOLIDATED FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES FOR THE LAST FISCAL YEAR IN ACCORDANCE WITH GENERALLY ACCEPTED ACCOUNTING PRINCIPLES. UPON WRITTEN REQUEST, STOCKHOLDERS MAY ALSO OBTAIN THE MOST RECENT ANNUAL DISCLOSURE STATEMENT THAT CONTAINS FINANCIAL INFORMATION COVERING THE LAST TWO YEARS.

Any request for a copy of the Annual Disclosure Statement must contain a representation that the person making the request was a beneficial owner of Common Stock on March 19, 2004, which is the record date for this proxy solicitation. Requests should be addressed to: Marsha C. Sawyer, Clerk, Bar Harbor Bankshares, 82 Main Street, Bar Harbor, ME 04609.

STOCKHOLDER PROPOSALS and COMMUNICATIONS WITH THE BOARD

Stockholders may submit proposals for consideration at the 2005 Annual Meeting, which presently is scheduled for May 17, 2005. In order to be included in the Company’s Proxy Statement and Form of Proxy relating to that meeting, such proposals must be received by the Company no later than December 7, 2004, which is 120 days in advance of the proposed mailing date of the 2005 proxy materials. Proposals should be addressed to Marsha C. Sawyer, Clerk, Bar Harbor Bankshares, 82 Main Street, Bar Harbor, ME 04609.

The Board of Directors does not have a formal process for stockholders to send communications to the Board. In view of the infrequency of stockholder communications to the Board of Directors, the Board does not believe that a formal process is necessary. Written communications received by the Company from stockholders will be shared with the full Board of Directors no later than the next regularly scheduled Board meeting.

By Order of the Board of Directors

/s/Marsha C. Sawyer, Clerk

Marsha C. Sawyer, Clerk

 APPENDIX A

REPORT OF THE AUDIT COMMITTEE

                                                                                               March 26, 2004

To the Board of Directors of Bar Harbor Bankshares:

            The Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2003.

              The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants.

              The Audit Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, "Independence Discussions with Audit Committees," as amended, by the Independence Standards Board, and has discussed with the auditors the auditors’ independence.

              Based on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

              Each of the members of the Audit Committee is independent as defined under the listing standards of the American Stock Exchange as of December 31, 2003.

            The Board of Directors has determined that the Company has at least one "audit committee financial expert" serving on its Audit Committee. Mr. Scott Toothaker, CPA, meets the criteria for an "audit committee financial expert" and is "independent" within the meaning of the rules adopted by the American Stock Exchange pursuant to the Sarbanes-Oxley Act of 2002.

Thomas A. Colwell, Chair
Ruth A. Foster
Cooper F. Friend
John P. Reeves
Scott G. Toothaker
David B. Woodside